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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT AUDITORS'


The Board of Directors
American Software, Inc.:


We consent to incorporation by reference in Registration Statement Number 333-14309 on Form S-8 and Registration Statement Number 33-79640 on
Form S-3 of American Software, Inc. of our reports dated June 20, 1997 relating to the consolidated balance sheets of American Software, Inc. and subsidiaries as of April 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended April 30, 1997, which reports appear in the April 30, 1997 annual report on Form 10-KA of American Software, Inc.



                                                 KPMG PEAT MARWICK LLP



Atlanta, Georgia
July 28, 1997